EX 10.7
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO PROTERRA INC. IF PUBLICLY DISCLOSED.SUBJECT TO FED. R. EVID. 408

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of ______________________, by and between PAC Operating Limited Partnership, a Delaware limited partnership (“Landlord”) and Proterra Operating Company, Inc., a Delaware corporation, formerly known as Proterra Inc. (“Tenant”).

    W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated May 8, 2015, and as amended by a First Amendment to Lease Agreement dated February 8, 2019 and as amended by that First Amendment to Lease Agreement dated July 1, 2021 (as amended, the “Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 157,055 rentable square feet located at 383-393 South Cheryl Lane, City of Industry, CA 91789 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.The Lease Term is extended for twelve (12) months, such that the Expiration Date is amended to be 08/31/2023 (the “Second Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during the Second Extension Term except that the Monthly Base Rent shall be as follows:

Period	Monthly Base Rent
[***]	[***]

2.Notwithstanding anything contained herein to the contrary, following the commencement of the Second Extension Term, Landlord and Tenant shall reconcile the actual Excess Operating Expenses for the Premises through August 31, 2022, and as provided in Paragraph 6 of the Lease irrespective of the amendment to Paragraph 6 as provided below.

3.Effective on the first day of the Second Extension Term (the “Second Extension Term Commencement Date”), Landlord and Tenant acknowledge and agree that the Lease shall be amended as follows:

a.Paragraph 6 of the Lease is deleted in its entirety and replaced with:

“FOE. In addition to the Base Rent, during each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to $25,976.88 (“Monthly FOE”), which Landlord and Tenant agree shall be reimbursement for Landlord’s obligations with respect to the maintenance, repairs, and replacements as provided in Paragraph 10 of the Lease, as well as the insurance premiums incurred by Landlord as provided in Paragraph 9 of the Lease. All references to “Operating Expenses” under the Lease are hereby replaced with “Monthly FOE and Taxes. Effective on each annual anniversary of the Second Extension Term Commencement Date during the Lease Term (or, if the first annual anniversary occurs on a date other than the first day of a calendar month, then on the first day of the immediately subsequent calendar month and on each annual anniversary date thereafter), the Monthly FOE shall be automatically increased by an amount equal to 2.40% over the Monthly FOE due and payable under this Lease immediately prior to such increase (the “Annual FOE Increase”). Landlord and Tenant agree that except for the increases in the Monthly FOE as provided above, the Monthly FOE shall not be reconciled against the actual operating expenses incurred by Landlord. Upon extension of the Lease Term, whether via an option to extend or otherwise, upon written notice to Tenant, Landlord shall have the right to amend the Monthly FOE, and the Annual FOE Increase, each as determined in Landlord’s reasonable determination based on the actual operating expenses applicable to the Project prior to such increase and Landlord’s projected annual increase of such operating expenses.”

b.Paragraph 8 of the Lease is deleted in its entirety and replaced with:

“Taxes. Subject to reimbursement as provided below, Landlord shall pay all taxes, assessments, governmental charges, and fees payable to tax consultants and attorneys for consultation and contesting taxes (collectively referred to as "Taxes") that accrue against the Building or Project during the Lease Term. Landlord may contest the amount, validity, or application of any Taxes. All capital levies or other taxes assessed or imposed upon the rents payable to Landlord under this Lease and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from or the value of the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord upon demand as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any tax or excise is levied or assessed directly against Tenant, or the Premises, or results from any Tenant-Made Alterations (defined below), or against any personal property or fixtures placed in the Premises then Tenant shall pay such tax or excise as required by the taxing authority even if levied or assessed against the Landlord.

During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost (prorated for any fractional calendar month), as estimated by Landlord from time to time, of Tenant's Proportionate Share of Taxes for the Project or Building. If Tenant's total payments of Taxes for any year are less than Tenant's Proportionate Share of actual Taxes for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall pay such refund to Tenant. Any payment required to be paid by Landlord shall be delivered to the most recent address Tenant has provided to Landlord and, if undeliverable, shall be deemed forfeited by Tenant. Tenant's "Proportionate Share" shall be reasonably adjusted by Landlord in the future for changes in the physical size of the Premises, Building, or Project. The initial payment of Taxes set forth below is only an estimate, and Landlord makes no guaranty as to the accuracy of such estimate.”

c.Paragraph 10 of the Lease is deleted in its entirety and replaced with:

“Landlord’s Repairs and Maintenance. Landlord shall maintain, repair, and replace, at Landlord’s expense, the exterior elements of the Building, including the roof, walls, parking areas, driveways, alleys, landscaping, lighting, and the Building fire sprinkler system, all components of the heating, ventilation, and air conditioning (the “HVAC”) units serving the office portion of the Premises, and any heating and/or evaporative cooler systems serving the warehouse portion of the Premises which may exist (the “Warehouse Units”), and the below slab water and sewer lines, in good working order, excluding reasonable wear and tear and uninsured damages caused by Tenant, its employees, agents, contractors, invitees, subtenant’s and assignees. Notwithstanding the foregoing to the contrary, Landlord’s obligation with respect to the HVAC and Warehouse Units as provided above shall expressly exclude any heating, ventilation, or air conditioning systems installed by Tenant in the Premises, any specialty HVAC systems (including but not limited to IT room supplemental HVAC or which are necessary for temperature controlled product), and any air conditioning systems serving the warehouse portion of the Premises other than the evaporative cooler systems as provided above. In addition to the foregoing, Landlord, at Landlord’s expense, shall provide snow removal for the Project to the extent applicable under the local conditions, and parking lot sweep at the Project in a manner consistent with owners of similar buildings and projects in the market where the Building is located. The term "walls" as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10.

On or about the Second Extension Term Commencement Date, the parties shall cause the HVAC and Warehouse Units to be inspected by a qualified HVAC contractor. In the event that such inspection determines that any maintenance, repairs or replacements are required to be performed, then at Landlord’s option: (a) Tenant shall perform such work, at Tenant’s sole cost and expense, within thirty (30) days after the date of such inspection, (b) Landlord shall perform such work and Tenant shall reimburse Landlord for all costs incurred by Landlord within thirty (30) days after written demand; or (c) defer such work and cause Tenant to pay the costs thereof from any future maintenance, repair or replacement performed by Landlord, such payment to be made within thirty (30) days after written demand from Landlord.”

d.Paragraph 11 of the Lease is deleted in its entirety and replaced with:

“Tenant’s Repairs. Subject to Landlord's obligation in Paragraph 10, and subject to Paragraphs 9 and 15, Tenant, at its expense, shall repair, replace and maintain in good condition the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, truck doors, plumbing, above slab water and sewer lines up to points of common connection, entries, doors, ceilings, windows, and interior walls, which repair and replacement obligations include capital repairs whose benefit may extend beyond the Expiration Date. Notwithstanding Landlord’s obligations with respect to the HVAC units serving the office portion of the Premises as provided in Paragraph 10, Tenant, at Tenant’s expense, shall be responsible for the maintenance, repair, and replacement of any heating, ventilation, or air conditioning systems installed by Tenant in the Premises, any specialty HVAC systems (including but not limited to IT room supplemental HVAC or which are necessary for temperature controlled product), and any air conditioning systems serving the warehouse portion of the Premises, as well as the exhaust fans, ductwork, vents, and registers of such air conditioning units serving the warehouse portion of the Premises. If Tenant fails to perform any maintenance, repair, or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within 10 days after demand therefor. Subject to Paragraphs 9 and 15, Tenant shall bear the full cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant, its agents, contractors, or invitees, or Tenant’s failure to maintain the Premises in accordance with this Lease, and any repair that benefits only the Premises.”

4.Effective on the Second Extension Term Commencement Date, the Monthly FOE (as defined above) shall due and payable under the Lease, subject to the Annual FOE Increase. The Monthly FOE will be broken out as follows:

            Operating Expenses:             [***]
            Capital Repairs/Replacements:        [***]

            Total Monthly FOE:            [***]

5.Effective on the Second Extension Term Commencement Date, the estimated payment of Taxes due and payable under the Lease will be [***] subject to reimbursement and adjustment as provided in Paragraph 8.

6.Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Monthly FOE, Taxes and other reimbursable costs as provided in the Lease during the Second Extension Term.

7.Notwithstanding anything provided in the Lease to the contrary, effective on the date hereof, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

8.The notice addresses for Landlord and Tenant during the Lease Term, as extended, shall be as follows:

Landlord:	PAC Operating Limited Partnership
[***]
[***]
Attention: Market Officer

With a copy to:        Prologis
            [***]
            [***]
            Attention: General Counsel

Tenant:
Proterra Operating Company, Inc.
1815 Rollins Road
Burlingame, California 94010
Attention: Chief Legal Officer

With a copy to:

Proterra Operating Company, Inc.
1815 Rollins Road
Burlingame, California 94010
Attention: Chief Financial Officer

9.Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than JLL, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

10.Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Landlord and Tenant hereby agree that a Tenant-requested CASp inspection shall be at Tenant’s sole cost and expense and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by Paragraph 3 of the Lease.

11.Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

12.Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

TENANT:

PROTERRA OPERATING COMPANY, INC. a Delaware corporation By: _________________________________ Name: /_________________________________ Title: _________________________________

LANDLORD:

PAC OPERATING LIMITED PARTNERSHIP
a Delaware limited partnership

By: Palmtree Acquisition Corporation
             a Delaware corporation
             its general partner

By: ________________________________
Name: Robert B. Antrobius
Title: Senior Vice President
             Market Officer – Los Angeles